CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	April 16, 2015
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

HEARTLAND FINANCIAL USA, INC. TO ACQUIRE
COMMUNITY BANCORPORATION OF NEW MEXICO, INC.

Dubuque, Iowa, April 16, 2015-Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has entered into a definitive merger agreement with Community Bancorporation of New Mexico, Inc., parent company of Community Bank in Santa Fe, New Mexico. According to terms of the Agreement, Heartland will acquire Community Bancorporation in an all cash transaction valued at approximately $11.3 million. Heartland expects the transaction to be accretive to its earnings per share within the first full year of combined operations.

Under terms of the Merger Agreement, which has been unanimously approved by the boards of directors of both companies, and simultaneous with closing of the transaction, Community Bank will be merged into Heartland’s New Mexico Bank & Trust subsidiary.

At December 31, 2014, Community Bank had assets of approximately $181 million, loans outstanding of $108 million and deposits of $154 million. In addition to its main office in Santa Fe, Community Bank operates branch offices in Espanola, Los Alamos, Tierra Amarilla and Albuquerque, New Mexico.

“We are excited about the prospect of expanding our New Mexico franchise,” said Lynn B. Fuller, Chairman and CEO of Heartland. “Community Bank is an excellent fit for our community banking business model, and its locations match our desire to ‘fill-in’ attractive areas in or close to our existing geographies. Community Bank solidifies our presence in Santa Fe while bringing the opportunity to serve new commercial and retail customers in Espanola and Los Alamos.”

The transaction is subject to approvals by Community Bancorporation shareholders and bank regulatory authorities, and is expected to close during the third quarter of 2015.

"Our board views this merger as an excellent move for the customers of Community Bank,” said James Kruger, President and CEO of Community Bancorporation. “As we considered our strategic direction, including the importance of identifying a potential quality merger partner, New Mexico Bank & Trust, backed by the deep resources of Heartland, stood out as an excellent fit. We are very pleased to partner with a strong company that operates under a proven business model and is well-known as a forward-thinking organization.
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Anne W. Honstein, President and CEO of Community Bank added, “We believe our customers will benefit from this merger. They will have access to a wide selection of convenient financial products and services offered by New Mexico Bank & Trust. We will be joining a bank that is committed to face-to-face customer service and locally based community banking that will continue our long tradition of strong community support. At the same time, our customers will have access to a wider menu of financial services and enhanced technology.

“Since our founding more than 20 years ago, Community Bank has proudly served the people of New Mexico with personal service and community leadership. New Mexico Bank & Trust is built on the same principles. We are certain that our customers and communities will see many similarities once the merger is completed.”

Greg Leyendecker, President and CEO of New Mexico Bank & Trust commented, “We are eager to bring our successful community banking philosophy into new areas of New Mexico. Along with our focus on exceptional customer service, we will offer an expanded menu of products such as Wealth Management and Treasury Management. Most importantly, this merger makes it possible for the customers of Community Bank to keep their community bank.”

Fuller concluded, “Our proven strategy of providing the ‘Big Bank Punch with the Community Bank Touch’ will preserve the rich tradition of superior service at Community Bank, while providing expanded product offerings and innovative delivery channels.”

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About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 86 banking locations in 63 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas and Missouri and loan production offices in California, Nevada, Wyoming, Idaho, North Dakota, Oregon, Washington and Nebraska. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About New Mexico Bank & Trust
New Mexico Bank & Trust, a subsidiary of Heartland Financial USA, Inc., (NASDAQ: HTLF) is a community bank with assets over $1.1 billion and 14 banking centers located in Albuquerque, Los Lunas, Rio Rancho, Santa Fe, Clovis and Portales. The bank offers a wide array of deposit, loan and wealth products that fulfill the needs of businesses and consumers who desire top quality financial products and great customer service. Visit www.nmb-t.com or call 505.830.8100 to learn more. New Mexico Bank & Trust is a member of FDIC and an Equal Housing Lender.

About Community Bank
Community Bank was established in 1994 when a group of local investors purchased El Pueblo State Bank in Espanola. The bank’s shareholders, many of whom live and work in the markets we serve, are committed to the philosophy of providing personalized, "hometown" banking services that meet the particular needs of people in New Mexico. In 20 years, the bank has grown to $181 million in assets with five branch offices. Learn more at www.communitybanknm.com.

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Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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